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FORM OF
AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT
     This Amendment, dated as of the [ ], day of [    ], 20[09], to the Transfer Agent Servicing Agreement dated as of November 17, 2006, as amended April 17, 2007 and February 19, 2009 (the “Agreement”) is entered into by and between Quaker Investment Trust, a Massachusetts trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company (“USBFS”).
WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;
NOW THEREFORE, pursuant to section 13 of the Agreement, the parties hereby amend the fund names of the Agreement as follows:
Exhibit A (“Exhibit A”) is hereby superseded and replaced with Exhibit A attached hereto.
The Agreement, as amended, shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date first above written.

QUAKER INVESTMENT TRUST		U.S. BANCORP FUND SERVICES, LLC

By		By
Name:	Justin Brundage	Name:	Michael R. McVoy
Title:	Secretary	Title:	Executive Vice President

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Exhibit A to the Transfer Agent Servicing Agreement
Quaker Investment Trust
Fund Names
Separate Series of Quaker Investment Trust

Name of Series	Date Added

Quaker Strategic Growth Fund	November, 2006
Quaker Capital Opportunities Fund	November, 2006
Quaker Global Tactical Allocation Fund	February, 2009
Quaker Small-Cap Growth Tactical Allocation Fund	February, 2009
Quaker Mid-Cap Value Fund	November, 2006
Quaker Small-Cap Value Fund	November, 2006
Quaker Long-Short Tactical Allocation Fund	February, 2009
Quaker Large-Cap Value Tactical Allocation Fund	February, 2009
Quaker Event Arbitrage Fund	[ ], 20[09]